Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-120359, 333-64353, 333-04417, 333-28121, 333-34310, 333-34396, 333-145599, and 333-143191 on Form S-8 and Registration Statement No. 333-44935 on Form S-4 of Fiserv, Inc. of our report dated August 24, 2007 related to the consolidated financial statements of CheckFree Corporation (which report on the consolidated financial statements expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, by CheckFree Corporation on July 1, 2005, as described in Note 1), appearing in this Current Report on Form 8-K of Fiserv, Inc.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

November 13, 2007